                                                                  Exhibit (d)(4)

                             CONSULTING AGREEMENT

                               JAMES C. TRIPLETT
                               -----------------


     This is a Consulting Agreement ("Agreement") made on May 15, 2001 by Fluke Electronics Corporation, a corporation organized under Washington law and having its principal offices at 6920 Seaway Boulevard, P.O. Box 9090, Everett, Washington 98206-9090 ("Fluke") and James C. Triplett ("Triplett"), a resident of the state of Utah.

     Danaher Corporation, the parent of Fluke, has entered into an Agreement and Plan of Merger dated as of May 15, 2001 with Saltwater Acquisition Corp. and Lifschultz Industries, Inc. ("Lifschultz") (the "Merger Agreement"), under which Saltwater Acquisition Corp. will acquire all of the issued and outstanding stock of Lifschultz (the "Acquisition"). Triplett has been the Chairman of the Board of Directors and Chief Executive Officer of Hart Scientific Incorporated ("Hart"), and has been a principal contributor to the success of its business. Fluke desires that Triplett remain available to Fluke and Hart after Effective Time (as such term is defined in the Merger Agreement) of the Acquisition to provide consulting services as described herein. As an inducement to Fluke to close the Acquisition and in consideration of the terms described herein, Triplett will provide certain business consulting services to Fluke and Hart pursuant to and in accordance with the terms of this Agreement.

     In consideration of the mutual benefits to be derived from the making of this Agreement and the mutual covenants and obligations herein contained, the parties agree as follows:

1.   Consulting Services.
     -------------------

     (a) Triplett shall remain a Hart employee until July 31, 2001 and until that time he shall receive his normal compensation including all benefits and bonuses to which he is entitled. Thereafter, he shall provide to Fluke and Hart, pursuant to specific requests of either Hart or Fluke management, consulting services relating to the implementation of Fluke's acquisition of Hart, as well as to operations, product development, marketing and other aspects of Hart's business as shall be agreed to from time to time by Triplett and Fluke or Hart ("the Services"). Triplett shall provide a maximum of 1,040 hours of consulting services during the term of this agreement.

     (b) Triplett shall perform the requested Services for Fluke and Hart with normal and customary professional skill and in a prompt manner. The Services will be provided during normal business hours Monday through Friday unless otherwise agreed by the parties. Triplett's reasonable travel expenses incurred on behalf of Fluke or Hart shall comply with Fluke travel policies (or to Hart policies to the extent they remain in force after Effective Time of the Acquisition) and shall be reimbursed within 30 days of the receipt by Hart of Triplett's expense report.

2.   Consideration. Subject to the consummation of the Acquisition and in return
     -------------
for Triplett's consulting services and in consideration of his compliance with the terms and conditions of this Agreement, Fluke pay to Triplett eight hundred thousand dollars ($800,000) for the Services. That amount shall be paid to Triplett in four annual installments of two hundred thousand dollars ($200,000) each, the first being payable on August 1, 2002 and the subsequent payments being due and payable on the first of August in 2003, 2004 and 2005. Of the annual payments made to Triplett hereunder, the payments for the first and second year shall be totally attributable to his provision of the Services. In the third and fourth year of this agreement, Triplett shall have no obligations to consult to Fluke or Hart, the payments in those years are for the non-compete provisions, the Release and other consideration provided hereunder.

3.   Termination of Employment Agreements.
     ------------------------------------

     (a) Triplett acknowledges that his Employment Agreement with Hart Scientific, Inc. shall be terminated upon the Effective Time. If the Effective Time occurs before July 31, 2001, Triplett's relationship with Hart shall become that of an employee-at-will until July 31, 2001. Effective immediately after the Effective Time, Triplett shall waive any and all rights arising from the Employment Agreement, except as described in Article 3.(c) below. (b) This Agreement shall supersede and render null and void, and as of the Effective Time Triplett waives any and all rights arising from, any other agreement, whether written or oral, Triplett may have pertaining to his employment with Hart or any affiliate thereof, including, without limitation, any agreement that may pertain to compensation as a result of a sale or acquisition of Hart or Lifschultz.

     (c) Notwithstanding the above, the provisions of Section 4.(3) of Triplett's Employment Agreement (requiring the continuation of major medical and hospitalization insurance until Triplett is entitled to receive Medicare) shall survive and such benefit will be provided or alternate arrangements will be made. Furthermore, Section 13 (addressing Hart's indemnification of Triplett) of that Employment Agreement shall remain in full force and effect throughout the term of this Consulting Agreement, provided that the following facts exist:
           --------

          1.   Triplett acted in good faith;
          2. Triplett reasonably believed that his conduct in question was in the Company's best interests;
          3. Triplett's actions did not amount to intentional misconduct or gross negligence;
          4. Triplett received no benefit in money, property or services from the conduct in question except that which Triplett was legally entitled to receive; and
          5. in the case of a criminal proceeding, Triplett had no reasonable cause to believe that his conduct was unlawful.

Triplett agrees that he is not entitled to the payment provided above in Article 2 under his employment agreement or otherwise and that the payment is more than adequate consideration for the releases and covenants contained in this Agreement. In addition, Triplett consents and agrees that all options to purchase common stock of Lifschultz or any of its subsidiaries shall be cancelled in the manner and for the consideration set forth in Section 2.9 of the Merger Agreement.

4.   Relationship of Parties.  As of August 1, 2001, Triplett shall be an
     -----------------------
independent contractor and shall perform requested Services in the manner and by the means determined by Triplett, subject at all times, however, to the general direction of Fluke and Hart. As of August 1, 2001 Triplett shall not be an agent or employee of Fluke or Hart and shall have no authority to bind Fluke or Hart by contract or otherwise.

5.   Employment Taxes and Benefits.  As of August 1, 2001, Triplett shall report
     -----------------------------
on his tax returns, in accordance with applicable regulations of the Internal Revenue Service, all compensation received by him pursuant to this Agreement, and Triplett shall indemnify each of Fluke and Hart and hold it harmless to the extent of any obligation imposed by law on Fluke or Hart to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with any payments made to Triplett by Fluke or Hart pursuant to this Agreement. Triplett shall not be entitled to participate in any plans, arrangements or distributions by Fluke or Hart pertaining to any bonus, stock option, profit sharing, or similar benefits for employees of Fluke or Hart, other than those he is entitled to participate in through July 31, 2001.

6.   Proprietary Information.   Triplett acknowledges and understands that
     -----------------------
Proprietary Information is an important Hart asset and agrees that he shall not disclose, publish, or use Proprietary Information until such information is disclosed to the public by its owner or ownership rights terminate pursuant to law. Triplett shall return to Hart all Proprietary Information in his possession upon the termination of his employment with hart. Proprietary Information for purposes of this Agreement shall include Hart information that otherwise is not generally known to the public and that is or has been developed, owned or obtained by either Triplett or Hart. "Proprietary Information" includes, without limitation, any technical data, trade secrets, good will or know-how, including without limitation, information related to operations, employee roles and functions, products, research, inventions, designs, processes, methods, product proposals and development, products yet to be announced, development engineering, technology-based components research, computer software, source code, specifications, confidential manuals, sales and financial materials, forecasts, pricing and cost data, customer lists, sales figures, projections and plans, business strategies, unannounced products, or other oral, written or computer-generated information, including non-technical
and non-sales-related information.   Proprietary information shall not include
the skills or general knowledge and information obtained by Triplett while employed at Hart that pertains to business management or the temperature metrology equipment industry that one would expect to use when employed elsewhere. It shall apply to the business information specific to Hart that Hart, or any other company, would not want divulged to those outside the company because of the potential that such disclosure could cause economic harm to the company or deprive it of financial benefit.

7.   Non-Compete Provisions.
     ----------------------

     (a) Triplett acknowledges that the covenants he is providing in this Agreement, are reasonable and necessary to the protection of the legitimate interests of Fluke and Hart and their respective subsidiaries and parents, including, but not limited to, the good will of Lifschultz. Triplett further acknowledges that by virtue of his position with Hart he has developed considerable expertise in the business operations of Hart. Triplett acknowledges that Fluke and Hart and their respective subsidiaries and parents, would be irreparably damaged and its substantial investment in Hart materially impaired were Triplett to engage in an activity that competes with the business of Hart, Fluke or their respective subsidiaries and parents in violation of the terms of this Agreement. Accordingly, Triplett acknowledges that he is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to him in all respects and that Fluke, in addition to any other remedies which it may have, shall be entitled to obtain injunctive relief, including specific performance, in the event of any actual or threatened breach by Triplett of any of the provisions of this Agreement.

     (b) Accordingly, Triplett covenants and agrees that during for a period of three years from the Effective Time of the Acquisition, (the "Covenant Period"), Triplett shall not, directly or indirectly, perform any services for any person or entity engaged in a competing business or, without limiting the generality of the foregoing, be or become or agree to be or become, interested in or associated with, in any capacity (whether as a partner, shareholder, owner, officer, director, employee, principal, agent, creditor, trustee, consultant, coventurer or otherwise) in any competing business as defined herein. Triplett agrees that Hart provides goods and services both at its facilities and at the locations of its customers and that by the nature of its business, it operates globally. Therefore, the Market Area shall be defined as anywhere in the world. Notwithstanding the provisions of this Article 6 (b), Triplett may own, solely as an investment, not more than one percent (1%) of any class of securities of any competing business that is publicly-traded on any United States national security exchange or reported on the National Association of Securities Dealers Automated Quotation System.

     (c) Triplett acknowledges that, during the Covenant Period, he may engage in any business activity or gainful employment of any type and in any place except as described above. Triplett acknowledges that he will be reasonably able to earn a livelihood without violating the terms of this Agreement.

     (d) For purposes of the Agreement, a "competing business" is any business that competes with Hart, Fluke or Danaher or any subsidiary or affiliate thereof, in the research, development, marketing or sale of temperature metrology equipment.

8.   No Solicitation Provisions.  Triplett further agrees that during the
     --------------------------
Covenant Period he will not, without Fluke's prior written consent, directly or indirectly (i) induce or attempt to influence any employee of Hart or Fluke or their respective subsidiaries or parents to leave its employ, (ii) hire any person who shall have been an employee of Hart or Fluke or their respective subsidiaries or parents, within one year preceding the termination of his employment with Hart, (iii) aid or agree to aid any competitor, customer or supplier of Hart in any attempt to hire any person who shall have been employed by Hart or Fluke or their respective subsidiaries or parents within one year preceding the termination of Triplett's employment with Hart, or (iv) induce or attempt to influence any person or business entity who was a customer of Hart or Fluke or their respective subsidiaries or parents during any portion of the Covenant Period to transact business with a competing business as defined herein. Notwithstanding the above,

Triplett will not be prohibited from hiring or working with Carter Summers within one year after Summer's employment with Hart terminates provided that either Hart or Fluke give prior written approval of such an arrangement, which approval shall not be unreasonably withheld.

9.   Independence of Obligations.  The covenants of Triplett set forth in this
     ---------------------------
Agreement shall be construed as independent of any other agreement or arrangement between the Triplett and Fluke or Hart. The existence of any claim or cause of action by Triplett against Fluke or Hart shall not constitute a defense to the enforcement of such covenant against Triplett.

10.  Release of Claims.   As a condition of receiving the consideration
     -----------------
described in Article 2 of this Agreement, Triplett will, at or prior to the Effective Time, execute and deliver to Lifschultz the agreement attached hereto as Exhibit A.

11.  Severability, Reformation.  If any provision of this Agreement is held by a
     -------------------------
court of competent jurisdiction to be excessively broad as to duration, activity, subject or geographic scope, this Agreement shall be modified to extend only over the maximum duration, activity or subject as to which such provision shall be valid and enforceable under applicable law. If any provision of this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provisions of this agreement, but this agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

12.  Specific Enforcement.  Triplett acknowledges that it would be difficult to
     --------------------
measure the damages that might result from any breach of any of his covenants contained herein that pertain to the protection of proprietary information, noncompetition or no solicitation, and that any breach of any such covenants will result in injury to Fluke or to Hart, for which money damages could not adequately compensate. If a breach of any such covenants occur, Triplett's right to further payments hereunder shall terminate and Fluke shall be entitled, in addition to all of the rights and remedies that it may have at law or in equity, to

     (a) reimbursement by Triplett to Fluke of any amounts paid to him pursuant to Article 2 of this Agreement in the event of a material breach of the above-referenced covenants, and

     (b) injunctive relief to enjoin and restrain Triplett and all other persons and entities involved therein from continuing such breach. If Fluke resorts to litigation to enforce any of the covenants or agreements contained herein that have a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of the covenant or agreement was occurring, or, if later, the last day of the original fixed term of such covenant or agreement.

13.  Notices.  All notices and other communications given pursuant to this
     -------
Agreement shall be in writing and shall be delivered in hand, sent by telecopier and confirmed by mailing of a copy thereof by ordinary mail on the same or immediately following business day, or sent by certified mail, return receipt requested, with postage and fees prepaid, addressed or delivered to the party for whom the notice or other communication is intended at that party's address set forth in the heading of this Agreement or to such other address for a party notice of which, complying with these provisions, has been give by that party to the other. All such notices, requests, demands or other communications will be deemed to have been effectively given when received by the person addressed.

14.  Waiver.
     ------

     (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement and no delay on the party of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of the power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

     (b) No party will be deemed to have waived any claim arising out of this Agreement or any power, right, privilege or remedy provided under this Agreement unless the waiver of the claim, power, right, privilege or remedy is set forth expressly in a written instrument duly executed and delivered on behalf of the waiving party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

15.  Survival.  The respective obligations of the parties under this Agreement
     --------
that by their nature would continue beyond the termination, cancellation or expiration, shall survive termination, cancellation, or expiration, including but not limited to Articles 5 through 18.

16.  Assignment. Triplett agrees that this Agreement shall be assignable by Hart
     ----------
or Fluke to any person, firm or corporation that may become a successor in interest to Hart, Fluke and their respective subsidiaries, affiliates and parents. This assignment can include Articles 7 and 8. The duties and obligations under this Agreement are personal to Triplett and he shall have no right to assign this Agreement. Any consideration owed hereunder at the time of Triplett's death shall inure to the benefit of his heirs or assigns.

17.  Binding Effect.  This Agreement shall be binding upon and shall inure to
     --------------
the benefit of Fluke and its successors and assigns and upon Triplett and his heirs and legal representatives.

18.  Applicable Law; Jurisdiction.  Except to the extent governed by federal
     ----------------------------
law, this Agreement shall be governed by and construed in accordance with the laws of the State of Utah without giving effect to the conflict of laws provisions thereunder. Each of the parties hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts the State of Utah and of any federal court sitting in Salt Lake City in connection with any actions or proceedings brought against any party arising out of or relating to this Agreement. In any such action or proceeding, the parties each hereby absolutely and irrevocably (i) waive any objection to jurisdiction or venue, (ii) waive personal service of any summons, complaint, declaration or other process, and
(iii) agree that the service thereof may be made by certified or registered first-class mail directed to such party, as the case may be, at their addresses set forth under the signature lines of this Agreement.

19.  Counterparts.  This Agreement may be executed in several counterparts, each
     ------------
of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

20.  Termination.   This Agreement shall terminate and have no effect and be
     -----------
void, and no party hereto shall have any obligation hereunder, upon termination of the Offer (as defined in the Merger Agreement) or termination of the Merger Agreement.

IN WITNESS WHEREOF, the undersigned have executed this agreement as of the date first above written.


FLUKE ELECTRONICS CORPORATION


By   /s/ Christopher C. McMahon               /s/ James C. Triplett
   ----------------------------             -----------------------------
                                            James C. Triplett

Address:                            Address:
6920 Seaway Blvd.
P.O. Box 9090, MS 203A
Everett, WA 98206-9090

                                   EXHIBIT A

                                                       [__] Company's Copy
                                                       [__] Triplett's Copy


                     PLEASE READ THIS AGREEMENT CAREFULLY.
               IT CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS.


To James C. Triplett:

     This Agreement establishes the terms under which Lifschultz Industries, Inc. and its subsidiaries (collectively, the "Company") and you have agreed to end your employment effective as of the close of business on the later of July 31, 2001 or the Effective Time of the Acquisition (the "Separation Date") and of your release of the Company and others described below from any claims you might have against any of them related to your employment and other matters described and of the Company's release of you.

Resignation. You have indicated your agreement to remain employed by the Company until the Separation Date. As of the Separation Date or a mutually agreed later date, you are resigning as an employee, officer, director, and other representative of the Company. You agree that you will no longer have any connection with the Company after the Separation Date, except as this Agreement provides.

Services. You agree to provide consulting services to the Company under your Consulting Agreement with Fluke Electronics Corporation, dated as of May 15, 2001 (the "Consulting Agreement").

Payment. The Company will, contingent upon receipt of this Release Agreement signed by you, the lapse of the Revocation Period, and the Effective Time of the merger provided in the Agreement and Plan of Merger dated as of May 15, 2001 with Saltwater Acquisition Corp. and the Company, pay you or your estate $800,000 under the Consulting Agreement. You agree that you are not entitled to this payment under your employment relationship or otherwise and that the payment is more than adequate consideration for the Release and other consideration by you hereunder and under your Consulting Agreement.

Limitations on Other Benefits or Compensation. You understand and agree that you will receive no other wage, back pay, severance, or other payments or benefits from the Company or affiliates of the Company other than those set forth in this and the preceding paragraph and your regular bonus for fiscal year 2001, except for any generally applicable retirement benefit plans for which you have qualified and post-employment medical coverage described to in your Consulting Agreement.

Duties.  As part of this Agreement, through the Separation Date, you agree to:
(i) continue to perform all of your current duties and comply with your employment agreement and other obligations to the Company; (ii) assist with the merger; and (iii) carry out any other tasks the Company reasonably requests to facilitate the Effective Time of the merger.

No Disparaging Comments. Except as the law may require, you agree that you will not in any way, directly or indirectly, to any employee of the Company or to any other person (including but not limited to any communications with the press or other media), make any statement that could reasonably be interpreted to criticize or disparage the performance, competency, or ability of the Company or its affiliates as a provider of products and services, or the officers, directors, trustees, partners, members, employees, or agents of any of them at any time after the execution of this Agreement, nor will you do or say anything that likely would have the effect of disrupting or impairing the Company's normal, ongoing business operations or harming the Company's reputation with its associates, employees, clients, investors, suppliers, dealers, acquisition prospects, or the public. It will not be a violation of this paragraph for you to make truthful statements, under oath, as required by law or formal legal process.

If the Company, Fluke or Danaher beleive you have violated provisions of this article, reasonable attempts will be made to notify you of such concerns. If either seek to enjoin you from making such statements, payment of amounts owed to you may be withheld pending the conclusion of binding arbitration of whether such statements meet the requirements described in this Article. The determination shall be made by one arbitrator in arbitration undertaken in Salt Lake City, Utah pursuant to the rules of the American Arbitration Association.

Entire Agreement. This is the entire agreement between you and the Company and the other parties released, with respect to employment-related matters covered by, and provided in, this Agreement. The Company has made no promises to you other than those in this Agreement with respect to matters covered by it. The parties expressly agree that your current employment agreement and any predecessor agreements have no force or effect after the Separation Date and cannot be enforced by either party against the other, except as expressly noted above, provided that you agree that you remain bound by the restrictive covenants in your Consulting Agreement. Neither the Company, Danaher Corporation nor Fluke Corporation has made promises to you other than those in this Agreement and in the Consulting Agreement.

No Reliance. You acknowledge and agree that, in deciding to execute this Agreement and the Release, (i) you have relied entirely upon your own judgment,
(ii) you have been advised to and have [had the opportunity to consult] [consulted] with legal, financial, and other personal advisors of your choosing as you consider appropriate in assessing whether to execute this Agreement, and
(iii) you have read and fully understood all the terms of this Agreement.
Except as written into this Agreement, neither you nor the Company is relying or has relied upon any statements, representations, warranties, or other promises, express or implied, oral or written, as to fact or as to law, made by the other party, or any other person, including, without limitation, any attorney or agent of either party, or upon any consideration of any form received or to be received by any party from any other person, including, without limitation, any attorney or agent of a party.

Settlement. The parties have reached this Agreement and Release to, among other things, settle any potential claims relating to the termination of your employment that you have or may have against the Company and any related entities including parent, subsidiaries, successors, or affiliates, and their present, former and future employees, officers, trustees, partners, shareholders, counsel, and anyone acting or purporting to act on behalf of any of them. Neither this Agreement nor any other document or written or oral statement prepared or made in connection with this Agreement, nor any discussion of the matters referred to in this Agreement nor any payment under this Agreement, constitutes, or should be deemed to constitute, (A) an admission of law or fact or an admission of any liability or wrongdoing by you or the Company with respect to any claims, unasserted claims, or demands relating to or arising out of or in connection with any matter whatsoever (and the Company specifically denies any such liability or wrongdoing) or (B) evidence of any matter whatsoever, except for the agreement expressly set forth in this Agreement.

Binding Effect This Agreement binds any and all successors and assigns of the Company and your heirs and beneficiaries.

Mutual Release of Claims. You, for yourself and your heirs, executors, administrators, representatives, and assigns, as a free and voluntary act, release and discharge the Company, Danaher Corporation, Fluke Corporation and any entities related to any of them, including parent, divisions, subsidiaries, or affiliates, and their present, former, and future employees, officers, directors, stockholders, counsel, and anyone acting or purporting to act on behalf of any of them, from any and all debts, obligations, demands, claims, judgments or causes of action of any kind whatsoever, whether now known or unknown, in tort, in contract, by statute, or any other basis for compensatory, punitive or other damages, expenses, reimbursements or costs of any kind. This release and discharge includes, but is not limited to, any and all claims, demands, rights and/or causes of action, arising up to the date of this Release, including those that might arise out of allegations relating to any claimed breach of an alleged oral or written contract, or any purported employment discrimination or civil rights violations, or any alleged acts of slander, libel, or intentional infliction of emotional distress. This release and discharge includes, but is not limited to, any and all claims, demands, rights, and/or causes of action you might have or assert against any of the Company and the other described entities or persons by (1) reason of active employment by the Company or any associated or affiliated company or the cessation of such employment relationship and all circumstances related thereto, or (2) reason of any other matter, case or thing whatsoever that may have occurred before the dates of execution of this Release. The Company specifically disclaims any liability to, or for wrongful acts against, you or any other person on the part of itself, its shareholders, subsidiaries, affiliates, and successors and the directors, officers, employees and agents of each of them.

Company Release of Claims. Likewise, the Company, Danaher Corporation and Fluke Corporation, as a free and voluntary act of each, release and discharge you from any and all debts, obligations, demands, claims, judgments, or causes of action of any kind whatsoever, whether known or unknown, under or with respect to your employment or your employment agreement, arising up to the date of this Release. This release of you does not waive any defenses the Company, Danaher Corporation or Fluke Corporation may have with respect to indemnifying you, nor does it cover any acts of a criminal or fraudulent nature.

Release of Statutory Claims. This Release includes but is not limited to a release of any rights or claims you may have under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act of 1990, which prohibits discrimination against disabled persons; the Vocational Rehabilitation Act of 1973, which prohibits discrimination against handicapped persons; the Civil Rights Act of 1991, and any other federal, state, or local laws or regulations prohibiting employment discrimination; and any claim for reinstatement. This also includes your release of any claims for wrongful discharge, breach of contract (express or implied), breach of any covenant of good faith and fair dealing (express or implied), any claims that the Company has dealt with you unfairly or has denied you any rights under its policies and procedures or any other claims arising under common or civil law and relating to your employment or termination, and any claims under the Employee Retirement Income Security Act of 1974, which prohibits actions taken to discharge or discriminate against someone to prevent his exercising any right under an employee benefit plan or to interfere with his attainment of any such right. It does not release claims under ADEA or on any other basis that arise after the date you sign this Release, but you agree that your termination of employment as of the Separation Date and the other matters described in the Agreement "arise" before the date you sign below.

Known and Unknown Claims. To implement a full and complete release and discharge, you expressly acknowledge that this Release is intended to include in its effect, without limitation, all claims you do not know or suspect to exist in your favor at the time of execution of this Release. You agree that this Release contemplates the extinguishment of any such claim or claims except any acts of a criminal or fraudulent nature. In turn the Company, Danaher Corporation and Fluke Corporation acknowledge and agree in the same manner as stated in this Article.

Indemnification. The Company agrees that you are not releasing any claims you may have for indemnification under state or other law or the charter, articles, or by-laws of the Company and its affiliated companies, or under any insurance policy providing directors' and officers' coverage for any lawsuit or claim relating to the period when you were a director or officer of the Company or any affiliated company.

Period for Consideration. You acknowledge that, as ADEA requires, you have been given a period of 21 days to review and consider the release of claims under ADEA contained in this Release before signing and you have been informed that you may use as much or as little of this period as you wish before signing. As ADEA also requires, you may revoke (that is, cancel) the release of ADEA claims in this Release before the release becomes effective as to ADEA. ADEA provides a seven day period for such revocation, which the Company and you agree will start on the Separation Date. You would make this revocation by delivering a written notice of revocation to NAME, ADDRESS. For this revocation to be effective, the NAME must receive this notice no later than the close of business on seventh day following the Separation Date. If you

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

revoke the release of claims under ADEA before that deadline, this Release will not be effective or enforceable as to those claims; however, the Company will then not pay you and you will not be entitled to retain the amounts described in the Agreement to which this Release is attached.

Governing Law. The laws of the State of Utah (other than its conflict of laws provisions) govern this Agreement.

Effectiveness. This Agreement does not become effective until it has been executed and delivered by both the Company and you and the Merger has closed.

                           [SIGNATURE PAGE FOLLOWS]

You acknowledge that you have read this Agreement, understand it, and are voluntarily entering into it.

Lifschultz Industries, Inc.


By: _______________________________

___________________________________
Date Signed

Name: _____________________________


Title: ____________________________


This agreement includes a release -- read carefully before signing. You should consult with an attorney.

Accepted and agreed to this ____ day of _______ 2001:


_________________________________
James C. Triplett

_________________________________
Date Signed

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